EXHIBIT 8.1

INFOBIRD CO., LTD

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Infobird International Limited	Hong Kong
Infobird Digital Technology (Beijing) Co., Ltd	China

Name of Variable Interest Entity	Jurisdiction of Incorporation or Organization

Beijing Infobird Software Co., Ltd	China
Name of Subsidiary of Variable Interest Entity	Jurisdiction of Incorporation or Organization
Guiyang Infobird Cloud Computing Co., Ltd	China
Anhui Xinlijia E-commerce Co., Ltd (formerly known as Anhui Infobird Software Information Technology Co., Ltd)	China
Shanghai Qishuo Technology Inc.	China
Hefei Weiao Information Technology Co., Ltd	China